ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-1
$ 151,000,788 6.25% Auto Receivables Backed Certificates
For the Year Ended December 31, 1999



           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   4,514,378     571,806   1,119,056   12.02%   14,688,325   13.15%
 Feb-1999   4,153,091     549,347     845,773    9.41%   14,019,789   13.00%
 Mar-1999   5,062,745     528,685     839,478    9.79%   11,757,277   11.43%
 Apr-1999   4,997,363     503,498     842,578   10.32%   10,668,287   10.89%
 May-1999   4,134,425     478,636     678,029    8.68%    9,833,101   10.49%
 Jun-1999   3,936,539     458,067     649,968    8.68%   10,090,117   11.23%
 Jul-1999   3,791,795     438,483     398,599    5.56%    9,974,399   11.59%
 Aug-1999   3,871,900     419,619     524,310    7.66%   10,062,612   12.25%
 Sep-1999   3,772,384     400,356     476,960    7.30%   10,290,272   13.13%
 Oct-1999   3,429,848     381,588     541,743    8.66%   10,666,666   14.21%
 Nov-1999   3,357,626     364,525     580,940    9.71%   11,576,893   16.12%
 Dec-1999   3,323,371     347,821     483,807    8.47%   11,433,569   16.68%
          ____________ ___________ ___________
   Totals  48,345,467   5,442,431   7,981,242

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.